As filed with the Securities and Exchange Commission on October 11, 2006
Registration No. 333 — 119705

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form F-3
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STATS ChipPAC Ltd. (Exact name of registrant as specified in its charter)	STATS ChipPAC, Inc. (formerly ChipPAC, Inc.) (Exact name of registrant as specified in its charter)

Republic of Singapore (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)

Not Applicable (I.R.S. Employer Identification Number)	77-0463048 (I.R.S. Employer Identification Number)

10 Ang Mo Kio Street 65 #05-17/20 Techpoint Singapore 569059 (65) 6824-7888 (Address and Telephone Number of registrant’s principal executive offices)	47400 Kato Road Fremont, California 94538 (510) 979-8000 (Address and Telephone Number of registrant’s principal executive offices)

Company Secretary
STATS ChipPAC, Inc.
47400 Kato Road
Fremont, California 94538
(510) 979-8000
(Name, address and telephone number of agent for service)

With a copy to:
Michael W. Sturrock, Esq.
Latham & Watkins LLP
80 Raffles Place #14-20
UOB Plaza 2
Singapore 048624
(65) 6536-1161

     Approximate date of commencement of proposed sale to the public: Not applicable, as ordinary shares are being removed from registration.
     If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.C. of Form F-3 or General Instruction I.D. of Form S-3 or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. of Form F-3 or General Instruction I.D. of Form S-3 filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

TERMINATION OF OFFERING AND
REMOVAL OF SECURITIES FROM REGISTRATION
     STATS ChipPAC Ltd. (“STATS ChipPAC”) and STATS ChipPAC, Inc. (formerly ChipPAC, Inc.) (“ChipPAC” and together with STATS ChipPAC, the “Registrants”) filed with the Securities and Exchange Commission on October 13, 2004 a Registration Statement on
Form F-3/S-3 (File No. 333-119705) (the “Registration Statement”) which registered the resale by the security holders named therein of:
(i)	$150 million aggregate principal amount of ChipPAC’s 2.50% Convertible Subordinated Notes due 2008 (the “Notes”);
(ii)	the guarantee by STATS ChipPAC of the Notes; and
(iii)	STATS ChipPAC’s Ordinary Shares, including Ordinary Shares represented by STATS ChipPAC’s American Depositary Shares, issuable upon conversion of the Notes.
     The Registrants have resolved to terminate the offering made under the Registration Statement. Pursuant to the undertaking contained in the Registration Statement, the Registrants are filing this Post-Effective Amendment No. 1 to remove from registration such amount or number of these securities which remain unsold as of the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore on the 11th day of October, 2006.

STATS ChipPAC, Inc.
By	/s/ Tan Lay Koon
	Name:	Tan Lay Koon
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 11th day of October, 2006.

Name	Title

/s/ Tan Lay Koon Tan Lay Koon	Director, President and Chief Executive Officer (principal executive officer)
/s/ Michael G. Potter Michael G. Potter	Director, Vice President, Treasurer and Chief Financial Officer (principal financial officer and principal accounting officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore on the 11th day of October, 2006.

STATS ChipPAC Ltd.
By	/s/ Tan Lay Koon
	Name:	Tan Lay Koon
	Title:	President and Chief Executive Officer

By	/s/ Michael G. Potter
	Name:	Michael G. Potter
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 11th day of October, 2006.

Name	Title

/s/ Charles R. Wofford * Charles R. Wofford	Chairman of the Board of Directors

/s/ Lim Ming Seong * Lim Ming Seong	Deputy Chairman of the Board of Directors

/s/ Tan Lay Koon Tan Lay Koon	Director, President and Chief Executive Officer (principal executive officer)

/s/ Peter Seah Lim Huat * Peter Seah Lim Huat	Director

/s/ Steven H. Hamblin * Steven H. Hamblin	Director

Name	Title

/s/ Richard J. Agnich Richard J. Agnich	Director

/s/ Robert W. Conn * Robert W. Conn	Director

/s/ R. Douglas Norby * R. Douglas Norby	Director

/s/ Park Chong Sup * Park Chong Sup	Director

/s/ Teng Cheong Kwee Teng Cheong Kwee	Director

/s/ Michael G. Potter Michael G. Potter	Chief Financial Officer (principal financial officer and principal accounting officer)

By:	/s/ Drew Davies Drew Davies Secretary, STATS ChipPAC, Inc.	Authorized Representative in the United States

* /s/ Michael G. Potter Michael G. Potter Attorney-in-fact

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